EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Posts Record Second Quarter Highlighted
by 30.5 Percent Net Earnings Gain, Record Backlog

CHARLOTTE, Michigan, July 26, 2007 - Spartan Motors, Inc. (NASDAQ: SPAR) reported its best-ever second quarter results marked by a 39.7 percent increase in net sales and a 30.5 percent increase in net earnings for the quarter ended June 30, 2007.

Spartan, a leading manufacturer of custom vehicle chassis and emergency-rescue vehicles, reported net earnings of $6.5 million, or $0.20 per diluted share, on net sales of $152.6 million in the second quarter of 2007, compared with net earnings of $5.0 million, or $0.17 per diluted share, on net sales of $109.2 million in the second quarter of 2006. All financial information includes adjustments for the Company's 3-for-2 stock splits in June 2007 and Dec. 2006.

"This was another quarter in the right direction, highlighted by year-over-year improvements in sales, earnings, return on invested capital and backlog," said John Sztykiel, president and CEO of Spartan Motors. "We posted sales gains in every product group at Spartan Chassis, including ramping up production to meet current and future orders related to the military's Mine Resistant Ambush Protected (MRAP) vehicle program, and grew sales with our recreational vehicle and emergency-rescue products, despite stiff market and economic headwinds."

Through the first six months of 2007, Spartan's sales increased 38.8 percent compared with the same period of last year, while earnings increased 44.8 percent compared to the same six-month period in 2006. The company reported net earnings per diluted share of $0.42 per share for the first six months of 2007, compared with net earnings per diluted share of $0.32 per share in the same period of 2006.

"We remain on track for the best year in company history and see additional growth potential in the second half of 2007," Sztykiel said. "We have increased our production capacity at Spartan Motors by approximately 27 percent on a square-footage basis, which helped our production efficiency in fire trucks and positions us to meet our growing MRAP-related orders. Our goal is to use this increased production capacity to facilitate larger deliveries in the second half of 2007 versus the first half of the year.

"We are also looking at additional capacity increase options, as we believe we are in a strong position to increase our presence in the MRAP marketplace and are focused on ensuring we are not the bottleneck for this very important, life-saving product."

Spartan's gross margin decreased to 15.7 percent in the second quarter of 2007, compared with 17.1 percent for the same period in 2006, reflecting primarily a shift in product mix and margin pressures on specialty vehicle units due to increased competition. Operating margin declined modestly to 7.0 percent in the second quarter of 2007, compared with 7.4 percent in the same quarter of 2006.

-more-

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Spartan Motors' consolidated backlog increased 20.1 percent over the same quarter of last year to approximately $290.4 million as of June 30, 2007. This marks the largest backlog in company history and a $40.2 million increase from the first quarter 2007. Spartan Motors anticipates filling its current backlog orders by April 2008.

On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 22.5 percent in the second quarter of 2007, a 1.4 percent increase compared to ROIC of 22.2 percent for the same quarter in 2006. (Spartan defines return on invested capital as operating income less taxes, on an annualized basis, divided by total shareholders' equity.)

The Company ended the quarter with $25.0 million in long-term debt, which includes financing for Spartan Chassis' new and renovated facilities and growth in working capital to support its increased sales. Spartan reported $1.6 million in cash and cash equivalents at the end of the second quarter of 2007.

Spartan Chassis
Sales at Spartan Chassis, the company's largest operating unit, increased 43.4 percent to $137.4 million, or 90.0 percent of Spartan Motors' total sales. Earnings at Spartan Chassis improved 25.5 percent in the current second quarter compared to the same quarter of last year , and the unit's backlog as of June 30, 2007 increased 31.1 percent year-over-year.

Spartan's RV chassis sales increased 2.0 percent in the 2007 second quarter, driven in part by a year-to-date 5.0 percent increase in industry wholesale shipments for Class A motorhomes as of May 2007, the latest industry data available from the Recreational Vehicle Industry Association (RVIA). Backlog for RV chassis decreased 18.4 percent year-over-year as of June 30, 2007, reflecting waning consumer confidence and slower retail traffic at RV dealers.

"Spartan Chassis as a whole continues to drive the business, and while the going is tough, we are optimistic that we can work to gain business in a difficult RV climate," said Sztykiel. "Though the RV industry as a whole continues to face challenges due to unstable and high fuel prices, the RVIA is forecasting a 4.9 percent increase in Class A motorhome shipments for 2007."

Sales of fire truck chassis increased 7.9 percent in the second quarter of 2007 compared to the same period last year. Backlog for fire truck chassis at the end of the first quarter was $72.1 million, a 36.1 percent decrease compared with last year. Spartan said the decline in order backlog reflects its ability to increase production rates and reduce lead times, but also a general softness in the fire truck market compared to 2006 when pre-buying occurred ahead of the significant 2007 engine emissions change.

Other product sales, including specialty vehicle chassis, parts and Spartan's subcontracts for military vehicle customers, increased 485.7 percent in the second quarter of 2007. Likewise, backlog for other products increased 316.6 percent to $131.8 million as of June 30, 2007. As reported in May 2007, Spartan Chassis received subcontract orders in the second quarter of 2007 from Force Protection, Inc. and General Dynamics Land Systems totaling $107.6 million.

"While our military business has been strong, we are staying focused on product innovation in all our market niches, and we remain on track to introduce a significant new custom chassis product in August 2007," said Sztykiel. "Initially targeted toward the commercial chassis segment of the fire truck market, this new product will also create opportunities in the ambulance market and other commercial markets over time."

Emergency Vehicle Team (EVTeam)
Spartan's EVTeam operating unit, consisting of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, reported a sales increase of 5.1 percent in the 2007 second quarter compared with the prior year period. The EVTeam reported backlog of $62.7 million at the end of the quarter, an 8.0 percent decrease compared to the unit's backlog in the second quarter of 2006.

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"The EVTeam continued to improve over the first half of 2007 and we expect this momentum to continue moving into the second half of the year," Sztykiel said. "We expect the chassis production constraint affecting Crimson Fire and Crimson Fire Aerials will be alleviated by Spartan's new cab and chassis plant, which opened in May 2007. We also have added new leadership at Road Rescue and Crimson Fire, and these individuals are already implementing operational changes and executing plans to improve results at the EVTeam over the next six months.

"Emergency rescue, fire trucks and ambulances represent both growth and diversity for our stakeholders, and we are excited and focused relative to this market niche," Sztykiel added.

Conference Call, Webcast and Presentation
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit http://www.spartanmotors.com/webcasts.asp .

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,300 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	June 30, 2007	December 31, 2006
	$-000	$-000

ASSETS
Current assets:
Cash and cash equivalents	$1,584	$13,835
Accounts receivable, net	76,906	62,620
Inventories	78,748	64,173
Deferred income tax assets	4,371	4,567
Deposits on engines	2,746	10,900
Taxes receivable	2,974
Other current assets	1,366	1,882
Total current assets	168,695	157,977

Property, plant and equipment, net	42,446	29,659
Goodwill	2,457	2,457
Other assets	506	555
Total assets	$214,104	$190,648

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,468	$30,704
Accrued warranty	8,122	6,381
Accrued compensation and related taxes	5,831	7,712
Accrued vacation	1,767	1,483
Accrued customer rebates	2,257	3,471
Deposits from customers	5,380	7,465
Taxes on income		1,566
Other current liabilities and accrued expenses	2,874	2,591
Current portion of long-term debt	522	521
Total current liabilities	67,221	61,894

Long-term debt, less current portion	24,957	25,218
Other non-current liabilities	1,008
Deferred income tax liabilities	89	355

Shareholders' equity:
Common stock	325	317
Additional paid in capital	60,181	54,233
Retained earnings	60,323	48,631
Total shareholders' equity	120,829	103,181

Total liabilities and shareholders' equity	$214,104	$190,648

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended June 30, 2007 and 2006

	June 30, 2007		June 30, 2006
	$-000-%		$-000-%

Sales	152,583		109,227
Cost of Products Sold	128,570		90,553
Gross Profit	24,013	15.7	18,674	17.1

Operating Expenses:
Research and Development	3,696	2.4	2,966	2.7
Selling, General and Administrative	9,670	6.3	7,673	7.0
Total Operating Expenses	13,366	8.7	10,639	9.7

Operating Income	10,647	7.0	8,035	7.4

Other Income (Expense):
Interest Expense	(436)	(0.3)	(30)	(0.0)
Interest and Other Income	192	0.1	211	0.2
Total Other Income (Expense)	(244)	(0.2)	181	0.2

Earnings before Taxes on Income	10,403	6.8	8,216	7.6

Taxes on Income	3,887	2.5	3,223	3.0

Net Earnings	6,516	4.3	4,993	4.6

Basic Net Earnings per Share	0.20		0.17

Diluted Net Earnings per Share	0.20		0.17

Basic Weighted Average Common Shares Outstanding	32,073		28,865

Diluted Weighted Average Common Shares Outstanding	32,947		29,599

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Six Months Ended June 30, 2007 and 2006

	June 30, 2007		June 30, 2006
	$-000-%		$-000-%

Sales	295,465		212,893
Cost of Products Sold	246,761		177,451
Gross Profit	48,704	16.5	35,442	16.6

Operating Expenses:
Research and Development	7,486	2.5	5,811	2.7
Selling, General and Administrative	19,151	6.5	14,729	6.9
Total Operating Expenses	26,637	9.0	20,540	9.6

Operating Income	22,067	7.5	14,902	7.0

Other Income (Expense):
Interest Expense	(682)	(0.3)	(86)	(0.0)
Interest and Other Income	329	0.1	515	0.2
Total Other Income (Expense)	(353)	(0.2)	429	0.2

Earnings before Taxes on Income	21,714	7.3	15,331	7.2

Taxes on Income	7,992	2.7	5,857	2.7

Net Earnings	13,722	4.6	9,474	4.5

Basic Net Earnings per Share	0.43		0.33

Diluted Net Earnings per Share	0.42		0.32

Basic Weighted Average Common Shares Outstanding	31,828		28,721

Diluted Weighted Average Common Shares Outstanding	32,549		29,183

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Spartan Motors, Inc. and Subsidiaries Sales and Other Financial Information by Business Segment Quarter Ended June 30, 2007

Three Months Ended June 30, 2007 (amounts in thousands)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	60,390			60,390
Fire Truck Chassis Sales	28,868		(5,585)	23,283
EVTeam Product Sales		20,770		20,770
Other Product Sales	48,140			48,140

Total Net Sales	137,398	20,770	(5,585)	152,583

Interest Expense (Income)	2	370	64	436
Depreciation Expense	407	299	160	866
Segment Net Earnings (Loss)	8,078	(955)	(607)	6,516

Six Months Ended June 30, 2007 (amounts in thousands)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	116,544			116,544
Fire Truck Chassis Sales	59,492		(12,116)	47,376
EVTeam Product Sales		42,170		42,170
Other Product Sales	89,375			89,375

Total Net Sales	265,411	42,170	(12,116)	295,465

Interest Expense (Income)	2	678	2	682
Depreciation Expense	792	608	290	1,690
Segment Net Earnings (Loss)	16,438	(1,677)	(1,039)	13,722

Period End Backlog (amounts in thousands)
	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007	June 30, 2007

Motorhome Chassis *	29,141	27,416	28,198	37,679	23,768
Fire Truck Chassis *	112,874	81,889	84,445	84,416	72,097
Other Product *	31,636	56,175	49,729	53,178	131,801
Total Chassis	173,651	165,480	162,372	175,273	227,666
EVTeam Product *	68,176	65,387	69,715	74,843	62,691

Total Backlog	241,827	230,867	232,087	250,116	290,357

* Anticipated time to fill backlog orders; 2 months or less for motorhome chassis and 4-10 months for fire truck chassis, other product and EVTeam product